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                                                                      EXHIBIT 18




General Cable Corporation
4 Tesseneer Drive
Highland Heights, Kentucky 41076


At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2000, of the facts relating to the change in the method of accounting for the North American inventory, excluding copper and aluminum, from the first in first out (FIFO) method to the last in first out (LIFO) method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of General Cable Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of General Cable Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999.



/s/ Deloitte & Touche LLP
Cincinnati, Ohio

April 18, 2000